2MF Putnam Small Cap Value Fund attachment
8/31/05 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended August 31, 2005, Putnam management has
assumed $6,209 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1 (000s omitted)

Class A	23,486
Class B	13,336
Class C	2,298

74U2 (000s omitted)

Class M	507
Class Y	3,844

74V1

Class A	20.40
Class B	19.37
Class C	19.40

74V2

Class M	19.81
Class Y	20.66